news release
FOR IMMEDIATE RELEASE

MEDIA and INVESTOR CONTACTS:

Jeannine Addams
Kristin Wohlleben
J. Addams & Partners, Inc.
404.231.1132 phone
jfaddams@jaddams.com
kwohlleben@jaddams.com

Exide Technologies Receives Approval for DIP Credit Agreement Amendment

Milton, Georgia – (May 28, 2014) – Exide Technologies (OTCQB: XIDEQ, www.exide.com), a global leader in stored electrical-energy solutions, announced today that it has received approval of an amendment to its Debtor-in-Possession (DIP) credit agreement.

Principally, the amendment provides an extension of Exide’s deadline to file the Plan of Reorganization (POR) from May 31 to June 30, 2014. The Company requested this change to give stakeholders more time to successfully evaluate the terms of the POR.

“Exide and its advisors believe that it is prudent to provide the Unofficial Committee of Secured Noteholders and the Official Committee of Unsecured Creditors additional time to review and consider the Company’s revised five-year business plan submitted to them earlier this month,” said Robert M. Caruso, President and Chief Executive Officer of Exide Technologies. “In connection with this expectation, we believe it would be beneficial to extend the May 31 milestone date to submit the POR under our DIP financing by an additional 30 days.”

The amendment also increases the quarterly and rolling four quarter capital expenditure limits to $36 million and $120 million, respectively, as well as expands the limits on factoring from €75 million to €100 million and permits subsidiaries domiciled in additional countries to engage in factoring arrangements.

“Exide continues to invest in its business, and this amendment to the DIP supports our commitment to ongoing improvements in our operations and facilities,” added Caruso.

Additional details are available in the Company’s 8-K, filed today, available at http://ir.exide.com/sec.cfm.

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About Exide Technologies
Exide Technologies, with operations in more than 80 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s global business groups provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications. Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications

Forward Looking Statement
This press release contains forward-looking statements with respect to our Chapter 11 filing and related matters. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) the ability of the Company to develop, prosecute, confirm and consummate the Chapter 11 plan of reorganization, (ii) the potential adverse impact of the Chapter 11 filing on the Company’s liquidity and operations and the risks associated with operating businesses under Chapter 11 protection, (iii) the ability of the Company to comply with the terms of the DIP financing facility, (iv) the Company’s ability to obtain additional financing, (v) the Company’s ability to retain key management and employees, (vi) customer response to the Chapter 11 filing, (vii) the risk factors or uncertainties listed from time to time in the Company’s filings with the Securities and Exchange Commission and with the U.S. Bankruptcy Court in connection with the Company’s Chapter 11 filing, (viii) the fact that lead, a major constituent in most of the Company’s products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (ix) the Company’s ability to implement and fund business strategies based on current liquidity, (x) the Company’s ability to realize anticipated efficiencies and avoid additional unanticipated costs related to its restructuring activities, (xi) the cyclical nature of the industries in which the Company operates and the impact of current adverse economic conditions on those industries, (xii) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (xiii) the Company’s substantial debt and debt service requirements which may restrict the Company’s operational and financial flexibility, as well as imposing significant interest and financing costs, (xiv) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (xv) the realization of the tax benefits of the Company’s net operating loss carry forwards, which is dependent upon future taxable income, (xvi) competitiveness of the battery markets in the Americas and Europe, (xvii) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (xviii) the ability to acquire goods and services and/or fulfill later needs at budgeted costs, (xix) general economic conditions, (xx) the Company’s ability to successfully pass along increased material costs to its customers, (xxi) recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states, and (xxii) the Company’s ability to reopen its Vernon, California recycling facility..